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                                                                       EXHIBIT 5

[ATLAS PEARLMAN TROP & BORKSON LETTERHEAD]


                                               April 17, 1998


Viragen, Inc.
865 S.W. 78th Avenue, Suite 100
Plantation, Florida 33324

         RE: REGISTRATION STATEMENT ON FORM S-3; VIRAGEN, INC. (THE "COMPANY"), 10,402,052 SHARES OF COMMON STOCK

Gentlemen:

         This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission with respect to the registration by the Company of 10,402,052 shares of Common Stock, par value $.01 per share (the "Common Stock"), to be sold by the Selling Security Holders designated in the Registration Statement. The shares of Common Stock to be sold consist of up to 5,600,000 shares of Common Stock issuable on conversion of the Company's Preferred Stock, up to 2,100,000 shares of Common Stock issuable upon exercise of Warrants issued to the holders of the Preferred Stock, up to 402,052 shares issuable upon exercise of certain Placement Agent Warrants and 2,300,000 shares, as required, to be issued as a result of the adjustment of conversion and exercise prices of such securities.

         In our capacity as counsel to the Company, we have examined the original, certified, conformed, photostat or other copies of the Company's Certificate of Incorporation (as Amended), By-Laws, instruments pertaining to the Preferred Stock and related subscription agreements, exhibits and corporate minutes provided to us by the Company. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies. In passing upon certain corporate records and documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and we express no opinion thereon.

         Based upon and in reliance of the foregoing, we are of the opinion that the Common Stock to be issued upon conversion or exercise of or in connection with the Preferred Stock,


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Viragen, Inc.
April 17, 1998
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Warrants and Placement Warrants (assuming payment of the respective exercise prices therefor), when issued in accordance with the terms of the Preferred Stock, Warrants and Placement Agent Warrants, will be validly issued, fully paid and non-assessable.

         We hereby consent to the use of this opinion in the Registration Statement on Form S-3 to be filed with the Commission.

                                    Very truly yours,

                                    ATLAS, PEARLMAN, TROP & BORKSON, P.A.